Exhibit 99.2
Qumu Corporation
Q2 2015
Conference Call
August 6, 2015

Operator
Ladies and gentlemen, thank you for standing by. Welcome to the Qumu Corporation Q2 2015 Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Thursday, August 6, 2015.
I would now like to turn the conference over to Doug Sherk of the EVC Group. Please go ahead, Mr. Sherk.

Doug Sherk
Thank you, Operator, and good afternoon everyone. After the close of the market today, Qumu issued a press release announcing its second quarter 2015 financial results. The release is available on the Company’s corporate website at www.qumu.com.
Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Qumu’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Qumu website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.
And now, I’d like to turn the call over to Sherman Black, CEO of Qumu.

Sherman Black

•
Thank you Doug and thanks everyone for joining us today on our second quarter 2015 earnings call. With me today is Peter Goepfrich, our recently appointed Chief Financial Officer. Peter joined us in May and has been quickly getting up to speed. He has already made significant contributions and is actively engaged in improvements to our financial processes and modeling as well as helping us drive focus on critical company initiatives. We look forward to his contributions going forward. Also our other senior leader, Vern Hanzlik, our President, is with us today and he will participate in the Q&A that will follow our remarks.

•
I’ll begin today with an overview of the financial and operational highlights in the second quarter and provide an update on our outlook for 2015. Peter will offer a more detailed look at the second quarter results. Then we will open the call for your questions.

Second Quarter Highlights

•	There were some very positive developments in the second quarter that demonstrate the progress we are making to address the challenges that we noted in our first quarter conference call.

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We generated record quarterly revenue of $8.8 million in the recent second quarter. This surpassed the previous quarterly record of $8.4 million reported in the second quarter of 2014. Last year, second quarter revenue included a significant contribution from a single, large customer. Excluding that contribution, revenue was up 46% over last year. More importantly, the second quarter revenue reflected an increase of 47% above revenue in the first quarter of 2015.

•
Driving the revenue growth were better results from Europe and continued success in the Americas with the Global 2000 market, where we added new customers and expanded our business within our existing client base.

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Contracted commitments in the second quarter totaled $8.3 million, an increase of 12% from $7.4 million in the second quarter of 2014. The increase reflected several new customers from a range of industries including financial services, heavy industry, creative services and non-profits.

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Our gross margin in the second quarter was 49%, compared with 37% in the first quarter of 2015. The increase reflects the strong, quarter over quarter growth in revenue that allowed us to better leverage the investments we made in customer support and services.

•
These improved financial metrics reflect progress we made on our operations during the quarter. On our first quarter call we highlighted execution challenges in EMEA. The new leadership team there has been actively pursuing enhanced sales and marketing efforts and reassessing our priorities and resources. During the quarter we had a significant customer win in the region at one of the world’s ten largest pharmaceutical companies. Also in July, Paul Herdman joined us to lead our sales effort in EMEA. I am confident that these changes, along with our maturing pipeline of opportunities, will result in significantly improved results in the second half of the year.

•	The North America market continues to show strong adoption of enterprise video, and on the strength of our products, our Enterprise business performed very well in the region.

•
One of our North American wins for the quarter is a Fortune 100 diversified insurer. They have tens of thousands of employees and hundreds of offices distributed around the world. Like many businesses they have invested in an ‘inside the firewall’ social media platform to maximize employee engagement and collaboration. That platform isn’t able to support video as a key component. At this customer we are not only enabling that existing social platform with video capability, we are also replacing a competitor and building out a private video broadcast network.

•
In Japan, we entered into an important sales partnership with Fujitsu, one of the top 5 leading IT service providers in the world and the number one IT service provider in Japan. The brand strength of Fujitsu will certainly advance our efforts in this region.

•
In Australia we had our first win and it was at one of the country’s Big Four banks. That win, based on our Qumu Cloud platform, stages a significant expansion opportunity as well as a landmark win in the financial sector in Australia. Our customer’s initial use case will be for external broadcast of institutional research reports. Over the next several quarters we expect a half dozen other operating groups within that bank to come on board our platform. This is a great example of our land and expand sales strategy that Qumu Cloud has enabled.

Other 2Q Operational Highlights

•	In addition to progress on our sales efforts, there were several important product highlights in the second quarter.

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We were recognized once again by an industry analyst for our product and technology leadership. Aragon Research, a technology-focused research and advisory firm, named Qumu a leader in their recent report - the Aragon Research Globe for Video Content Management.

•	Our R&D investments resulted in some significant new product introductions and technology partnerships. I would like to highlight a few of those.

◦
Delivering high performance video to Virtual Desktop Infrastructures has long been a difficulty for organizations. Qumu has developed a solution for this challenge with the Video Optimization Pack for Citrix by providing integrations with the latest Citrix VDI and XenApp infrastructures. This will enable endpoints under management to request and play high quality streaming video.

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Mobility remains a key objective of all enterprises. Mobile video security and functionality are a key differentiator for our offering. During the quarter we launched a new version of our Qumu Enterprise Mobile App and on the Qumu Cloud platform we launched our iOS and Android Mobile Apps. Also our Qumu Enterprise platform is now integrated with another leading mobile device management platform, XenMobile Enterprise Mobility Management from Citrix. These releases along with our other mobile device management integrations provide our customers the broadest capability of ‘enterprise secure’ mobile video.

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As you know, last year we acquired Kulu Valley and have been aggressively advancing our cloud offerings and capabilities. We believe that flexible hybrid deployment solutions will continue to gain momentum in the market. Last quarter we took a couple of steps forward in aligning to that trend. We now offer cross publishing capability from Qumu Enterprise to Qumu Cloud. We also deployed our cloud offerings on IBM Cloud’s SoftLayer infrastructure which will provide us with improved performance, flexibility and worldwide reach.

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Qumu has been recognized many times for the breadth of our video delivery technology leadership. During the quarter we were proud to announce receipt of a US patent for our secure content delivery technology that provides a policy based, secure download delivery alternative perfect for mobile devices. During the quarter we further expanded our video delivery capabilities by introducing Live Transform, a dynamic streaming capability.

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As stated earlier we see a significant market opportunity in Japan and we are pleased to be partnering with Fujitsu. In support of that opportunity we have completed the Japanese localization for Qumu Cloud.

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Finally, in our drive to make Qumu an enterprise standard for video content management and delivery, we introduced several key integrations. Qumu now offers an app for Microsoft Office 365, providing a true solution for that environment. We’ve also focused on the growing video opportunity within unified communications (UC) through two new offerings: a WebEx integration, which enables archive, speech search, and rebroadcast of those webcasts; and a unified communications gateway which can ingest from videoconferencing endpoints and stream video to any device in an organization.

•	It was a very productive quarter from an operational standpoint and it has positioned us well for continued improvement through the remainder of the year.

2015 Outlook

•
During the second half of 2015, the Company expects increased revenue growth compared with the first half of the year.  Factors in this growth include improved leadership and execution in Europe, the continued strength of Qumu Enterprise in the Americas, the consummation of a reseller agreement with a leading APAC channel partner, and a strong second half pipeline. We continue to expect 2015 annual revenue growth to exceed 40% compared to 2014.

•	We continue to expect gross margins will exceed 50% for all of 2015.

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During the first half of the year our cash consumption exceeded our plans. To support our goal to be cash flow breakeven by the end of 2016, we are in the midst of a comprehensive operational review and have begun implementing cost reduction measures to consolidate and better focus our resources. These expense reductions are coming from all areas of the company, including headcount, contractors and vendors.

•
Through increased revenue and cost reductions, we anticipate that we will reduce the cash burn from operations by at least 50% in the second half of the year compared with the first half, and we expect to end 2015 with cash and marketable securities of approximately $15 million.

•	With that, I’ll now turn the call over to Peter for more details on the second quarter financial results. Peter.

Peter Goepfrich

•	Thank you, Sherman. Good afternoon.

•	My comments will be brief today and I’ll touch on a few of the key highlights from our second quarter financial performance.

•
Second quarter 2015 contracted commitments were $8.3 million, 12% growth from second quarter last year. Recurring term contracts - which include maintenance contracts - represented approximately 45% of our contracted commitments in the second quarter 2015.

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As noted in the past, revenue will vary quarter to quarter based on the type of contract between Qumu and its customers. Perpetual contracts generally result in revenue recognized closer to the bookings date while term contracts result in the majority of revenue being recognized ratably over the contract period.

•	Gross margin in the second quarter 2015 was 49% compared with 50% in the second quarter last year and much improved from the 37% in the first quarter 2015. Gross margin will continue to improve as we generate additional revenue, improve our revenue mix to higher gross margin offerings, and gain more economies of scale in our existing cost structure.

•	Moving on to operating expenses.

◦	R&D expense in the second quarter 2015 increased approximately $600 thousand as compared to the second quarter last year.

◦	SG&A expense increased $900 thousand compared to the second quarter last year.

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The increase in these expenses was primarily due to increased headcount through the acquisition of Kulu Valley in October 2014 and increased contractor and headcount in R&D and SG&A over the past three quarters.

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I will close by reiterating Sherman’s comments – to support our goal to be cash flow breakeven by the end of 2016, we are in the midst of a comprehensive operational review and have begun implementing cost reduction measures to consolidate and better focus our resources. We anticipate that we will reduce the cash burn from operations by at least 50% in the second half of the year compared with the first half, and we expect to end 2015 with cash and marketable securities of approximately $15 million.

•	Now, Operator, would you please open the line for Q&A?

Sherman Black

•	Thank you again for joining us today.

•	We will provide an update during our third quarter call in early November.